UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 22, 2010

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

Delaware	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

617 West 7th Street, Suite 1000
Los Angeles, California 90017
 (Address of Principal Executive Offices)

213-689-8631
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the agreements described below.  The discussion is qualified in its entirety by the full text of the agreements.

Effective as of March 1, 2009, CyberDefender Corporation (“CyberDefender”) and GR Match, LLC (“GRM”), an affiliate of Guthy-Renker, LLC, entered into a Media and Marketing Services Agreement, as amended on June 4, 2009, and on October 26, 2009 (collectively, “the Agreement”), pursuant to which GRM provides direct response media campaigns, including radio and television direct response commercials, to promote CyberDefender’s products and services and purchases media time on behalf of CyberDefender.

On October 22, 2010, CyberDefender and GRM entered into a Third Amendment to the Agreement (“the Third Amendment”), effective as of October 15, 2010.  Pursuant to the Third Amendment, CyberDefender and GRM agreed, in substance and among other things, as follows:

1.
To add a new Section 1.6 to the Agreement, which provides that at any time when there is no GRM director on the board of directors of CyberDefender as provided in Section 1.5 of the Agreement, and for so long as GRM owns common stock, or holds warrants which grant GRM the right to purchase common stock, which constitute at least five percent (5%) of CyberDefender’s issued and outstanding common stock on a fully diluted basis, GRM has the right to appoint one Board of Directors observer (“the Observer”).  The Observer shall be selected in GRM’s sole discretion, and GRM is entitled to change the Observer for any reason and at any time upon written notice to CyberDefender.  CyberDefender shall invite the Observer to attend all meetings of its Board of Directors in a nonvoting observer capacity and shall give the Observer copies of all notices, minutes, consents and other materials that CyberDefender provides to its directors at the same time and in the same manner as provided to the directors.  The Observer shall agree to hold in confidence and trust all information so provided and CyberDefender reserves the right to withhold any information and to exclude the Observer from any meeting or any portion of any meeting if access to the information or attendance at the meeting could adversely affect the attorney-client privilege between CyberDefender and its counsel.

Pursuant to Section 1.6 of the Agreement, as amended, GRM appointed Chase Brogan as Observer, effective as of October 25, 2010.

2.
To amend Section 2.3 of the Agreement to provide that the security interest granted to GRM secures prompt payment by CyberDefender of amounts payable to GRM pursuant to new Sections 2.4 and 2.5, which are described below.

3.
To add a new Section 2.4, which provides that, commencing as of October 15, 2010, CyberDefender shall pay to GRM a monthly management fee equal to $75,000, which shall be decreased on a pro rata basis based on the number of days during any month that GRM’s media buying services are paused or suspended pursuant to Section 1.1(i) of the Agreement..

4.
To add a new Section 2.5, which provides that CyberDefender either shall pay directly or reimburse GRM for all out-of-pocket costs incurred by GRM in connection with the creation, development, and/or production of any television or radio direct response commercials in connection with GRM’s performance of services pursuant to the Agreement.

5.	To amend Section 5.1 of the Agreement to extend the term of the Agreement until October 31, 2011, unless earlier terminated in accordance with the provisions of the Agreement.

Item 1.01	Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the agreements described below.  The discussion is qualified in its entirety by the full text of the agreements.

On April 1, 2010, CyberDefender and GRM entered into a License Agreement (the “License Agreement”) pursuant to which CyberDefender granted to GRM an exclusive, royalty-bearing license to market, sell and distribute CyberDefender’s antivirus and Internet security products and services in the United States through retail channels of distribution (such as retail stores, online retail storefronts, kiosks, counters and other similar retail channels) and television shopping channels (such as QVC and Home Shopping Network), and in certain foreign countries through retail channels, television shopping channels, direct response television and radio, and Internet websites associated with such marketing channels (other than www.cyberdefender.com).

On October 22, 2010, CyberDefender and GRM entered into a First Amendment to the License Agreement (“the First Amendment”), effective as of October 15, 2010.  Pursuant to the First Amendment, CyberDefender and GRM agreed, in substance and among other things, as follows:

1.
To amend Schedule D to the License Agreement to amend the amounts of those royalties payable to CyberDefender, as licensor, by GRM, as licensee, in connection with sales of the CyberDefender Early Detection Center, CyberDefender Early Detection Center Family Pak and CyberDefender Registry Cleaner products in the International Territory, as that term is defined in the License Agreement.

2.
To amend the License Agreement to provide that GRM shall have the one time right to cause the eighteen months cutoff date to which reference is made in the definition of the International Roll-Out Date, as that term is defined in the License Agreement, to be delayed for a period of up to twelve (12) months in the event that GRM elects to delay its marketing of the products in the International Territory for legitimate business reasons, including, without limitation, delays in the development of the required processes, systems or other aspects of GRM’s business.

Item 5.02	Departure of Directors or Certain Officers

(b)           Effective as of October 25, 2010, Bennet Van de Bunt, who currently serves as Co-Chief Executive Officer of Guthy-Renker, LLC, resigned from his position as a director of CyberDefender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 28, 2010

CYBERDEFENDER CORPORATION

By:	/s/
Kevin Harris, Chief Financial Officer